Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

JE Cleantech Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Ordinary shares, par value $0.003 per share	457(c)	800,000	$1.3942	$1,115,360	$153.10 per $1,000,000	$170.76
Fees Previously Paid								0
Carry Forward Securities								0
	Total Offering Amounts					$1,115,360		$170.76
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$170.76

(1)	The selling shareholder identified in this prospectus may offer from time to time up to 800,000 ordinary shares for resale. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of additional ordinary shares as may be issued with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee based on $1.3942, the average of the high and low prices of the ordinary shares of JE Cleantech Holdings Limited as reported on January 15, 2025 (within five business days prior to the date of filing this registration statement).
(3)	Calculated pursuant to Rule 6(b) under the Securities Act of 1933, as amended.